EXHIBIT 10.81

AMENDMENT TO RIGHTS AGREEMENT

BETWEEN INTERMUNE, INC. AND

MELLON INVESTOR SERVICES LLC

THIS AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is made this 29th day of October 2004, by and between INTERMUNE, INC., a Delaware corporation (the “Company”), and MELLON INVESTOR SERVICES LLC (the “Rights Agent”).

R E C I T A L S

WHEREAS, Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (“WPEP”), Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership (“WPEP I”), Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership (“WPEP II”), Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership (“WPEP III” and, together with WPEP, WPEP I and WPEP II, the “Purchasers”), Warburg Pincus & Co., a New York general partnership and the sole general partner of each of the Purchasers (“WP”), and Warburg Pincus LLC, a New York limited liability company and the sole manager of each of the Purchasers (“WP LLC” and, collectively, WP LLC, WP and the Purchasers are referred to herein as, the “Purchaser Group”) and the Company entered into a Standstill Agreement, dated April 28, 2004, (the “Original Standstill Agreement”), relating to the potential acquisitions by the Purchaser Group of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”);

WHEREAS, the Purchaser Group and the Company entered into an Amended and Restated Standstill Agreement, dated October 29, 2004 (the “Amended and Restated Standstill Agreement”), which amends and restates the Original Standstill Agreement in its entirety;

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of July 17, 2001 (the “Rights Agreement”);

WHEREAS, the Company desires to amend the Rights Agreement to facilitate the Purchaser Group’s acquisition of additional shares of the Common Stock in accordance with the terms of the Amended and Restated Standstill Agreement; and

WHEREAS, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1.    Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2.    Section 1 of the Rights Agreement is restated in its entirety as follows:

SECTION 1.         CERTAIN DEFINITIONS.  For purposes of this Agreement, the following terms have the meanings indicated:

(a)           “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares then outstanding.  Notwithstanding the foregoing, (A) the term Acquiring Person shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit or compensation plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan of the Company or any Subsidiary of the Company or (v) an Excluded Stockholder (as such term is hereinafter defined) and (B) no Person shall become an “Acquiring Person” either (x) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more (25% or more with respect to an Excluded Stockholder) of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more (25% or more with respect to an Excluded Stockholder) of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then Beneficially Own more than 20% (25% with respect to an Excluded Stockholder) of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person,” or (y) if the Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests, as promptly as practicable (as determined in good faith by the Board of Directors), following receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement; provided, however, that if such Person shall again become the Beneficial Owner of 20% or more (25% or more with respect to an Excluded Stockholder) of the Common Shares then outstanding, such Person shall be deemed an “Acquiring Person,” subject to the exceptions set forth in this Section 1(a).

(b)           “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of this Agreement; provided, however, that the limited partners of a limited partnership shall not be deemed to be Associates of such limited partnership solely by virtue of their limited partnership interests.

(c)           A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(i)           which such Person or any of such Person’s Affiliates or Associates is deemed to beneficially own, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Rights Agreement;

(ii)          which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii)         which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(c)(ii)(B) hereof) or disposing of any securities of the Company.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase, “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

(d)           “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the States of California or New Jersey are authorized or obligated by law or executive order to close.

(e)           “Close of Business” on any given date shall mean 5:00 p.m., Pacific Time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 p.m., Pacific Time, on the next succeeding Business Day.

(f)           “Common Shares” shall mean the shares of common stock, par value $.001 per share, of the Company; provided, however, that, “Common Shares,” when used in this Agreement in connection with a specific reference to any Person other than the Company, shall mean the capital stock (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.

(g)          “Distribution Date” shall have the meaning set forth in Section 3 hereof.

(h)          “Excluded Stockholder” shall mean the Purchaser Group (including its Affiliates and Associates); provided, however, that the Purchaser Group (including its Affiliates and Associates) shall not be an Excluded Stockholder if the Purchaser Group (including its Affiliates and Associates) becomes the Beneficial Owner of more than 25% of the Common Shares then outstanding.

(i)           “Final Expiration Date” shall have the meaning set forth in Section 7 hereof.

(j)           “Interested Stockholder” shall mean any Acquiring Person or any Affiliate or Associate of an Acquiring Person or any other Person in which any such Acquiring Person, Affiliate or Associate has an interest, or any other Person acting directly or indirectly on behalf of or in concert with any such Acquiring Person, Affiliate or Associate.

(k)          “Person” shall mean any individual, firm, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

(l)           “Preferred Shares” shall mean shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company having the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions set forth in the Form of Certificate of Designation attached to this Agreement as Exhibit A.

(m)         “Purchase Price” shall have the meaning set forth in Section 7(b) hereof.

(n)          “Redemption Date” shall have the meaning set forth in Section 7 hereof.

(o)           “Shares Acquisition Date” shall mean the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such provided, however that, if such Person is determined not to have become an Acquiring Person pursuant to clause (y) of Subsection 1(a)(B) hereof, then no Shares Acquisition Date shall be deemed to have occurred.

(p)           “Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

(q)           “Transaction” shall mean any merger, consolidation or sale of assets described in Section 13(a) hereof or any acquisition of Common Shares which would result in a Person becoming an Acquiring Person or a Principal Party (as such term is hereinafter defined).

(r)           “Transaction Person” with respect to a Transaction shall mean (i) any Person who (x) is or will become an Acquiring Person or a Principal Party (as such term is hereinafter defined) if the Transaction were to be consummated and (y) directly or indirectly proposed or nominated a director of the Company which director is in office at the time of consideration of the Transaction, or (ii) an Affiliate or Associate of such a Person.

3.    The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

4.    All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

5.    If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.    This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by, and construed in accordance with, the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

7.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.    The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

ATTEST:		INTERMUNE, INC.

/s/ Robin Steele		/s/ Daniel Welch
Robin Steele		Daniel G. Welch
Senior Vice President, General Counsel and Corporate Secretary		Chief Executive Officer and President

ATTEST:		MELLON INVESTOR SERVICES LLC

By:	/s/ Asa P. Drew	By:	/s/ Joseph Thatcher
	Asa P. Drew		Joseph W. Thatcher

Title:	Vice President	Title:	Vice President